The Board of Directors and Stockholders
Intergrated Living Communities, Inc.:

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Current Report on Form 8-K dated October 9, 1996 of Integrated Living Communities, Inc. of our report dated June 5, 1996, relating to the financial statements of Terrace Gardens Tenants in Common (d/b/a Terrace Gardens Healthcare and Retirement Center) as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, which report is included in the Registration Statement on Form S-1 of Integrated Living Communities, Inc. (No. 333-05877).

                              KPMG Peat Marwick LLP

Baltimore, Maryland
October 22, 1996